Exhibit 5

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

September 4, 2015

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319—Lima 1

Peru

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic” or “Peru”) in connection with the Registration Statement under Schedule B (File No. 333-205678) (the “Registration Statement”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating to the issuance thereunder by the Republic of U.S.$1,250,000,000 aggregate principal amount of 4.125% U.S. Dollar-Denominated Global Bonds due 2027 (the “Bonds”) under Supreme Decree No. 230-2015-EF and Ministerial Resolution No. 258-2015-EF/52 of the Republic pursuant to the Underwriting Agreement, dated August 18, 2015 (the “Underwriting Agreement”), among the Republic and the underwriters named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus, dated August 18, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated August 18, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the indenture, dated August 25, 2015 (the “Indenture”),

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among the Republic, The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and Luxembourg transfer agent; a duplicate of the global notes representing the Bonds; and the Underwriting Agreement.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and representatives of the Republic.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed that (1) the Republic has duly authorized, executed and delivered the Indenture and the Bonds in accordance with the law of Peru, (2) the execution, delivery and performance by the Republic of the Indenture and the Bonds do not and will not violate the law of Peru or any other applicable laws (except that no such assumption is made or taken with respect to the law of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by the Republic of the Indenture and the Bonds do not and will not constitute a breach or violation of any agreement or instrument which is binding upon Peru. We have further assumed that the Indenture is the valid and legally binding obligation of the parties thereto.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication of the Bonds by the

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Trustee in accordance with the provisions of the Indenture and due payment therefor and delivery thereof in accordance with the Underwriting Agreement, the Bonds constitute valid and legally binding obligations of the Republic, enforceable against the Republic in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We note that enforceability in the United States of the waiver by the Republic of its immunity (including sovereign immunity) from court jurisdiction, as provided in the Bonds, is subject to limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

In connection with the provisions of the Bonds whereby the Republic submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Bonds which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that, with respect to all

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matters of Peruvian law, you are relying on the opinion letter of the general Counsel of the Ministry of Economy and Finance of Peru, dated the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the year ended December 31, 2014 and to the use of our name under the caption “Validity of the Securities” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

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